Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2022

Keene, N.H. November 16, 2022 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2022 which appears below compared with the fourth quarter of fiscal 2021. Total royalty income for the fourth quarter of fiscal 2022 includes a positive adjustment for 2021 of $1,550,020. Total royalty income for the fourth quarter of fiscal 2021 includes a negative adjustment for 2020 of $157,538. The year-over-year increase in total royalty income for the fourth quarter of fiscal 2022 can be attributed to the significant increase in gas prices and the positive adjustment applied in 2022.

	4th Fiscal Quarter Ended 10/31/2022	4th Fiscal Quarter Ended 10/31/2021	Percentage Change
Total Royalty Income	$7,037,347	$1,437,949	+389.40
Net Income	$6,884,050	$1,302,678	+428.45
Distributions per Unit	$0.74	$0.14	+428.57

The increase in total royalty income received for fiscal 2022 resulted primarily from the ongoing disruption of the German as well as the European and world energy markets. The Trust received positive adjustments in fiscal 2022, which increased royalty income by $1,550,020, and in fiscal 2021 the Trust received negative adjustments, which decreased royalty income by $696,189. Under the Mobil Agreement for fiscal 2022, gas prices, gas sales and average exchange rates showed percentage changes of +249.76%, -5.99% and -12.80%, respectively, in comparison to fiscal 2021. Under the OEG Agreement for fiscal 2022, gas prices, gas sales and average exchange rates showed percentage changes of +254.51%, -1.04% and -13.04%, respectively, in comparison to fiscal 2021. The comparison of the relevant periods is shown below.

	Fiscal Year Ended 10/31/2022	Fiscal Year Ended 10/31/2021	Percentage Change
Total Royalty Income	$17,800,119	$4,602,410	+286.76%
Net Income	$17,088,446	$3,976,557	+329.73%
Distributions per Unit	$1.83	$0.47	+289.36%

The 2022 Annual Meeting is scheduled to begin at 11:00 a.m. on February 15, 2023. The annual meeting is convened for purposes of voting on the proposals presented in the proxy statement. The meeting will also provide the opportunity for unit owners and interested parties to pose questions to the Trustees and the Managing Director and will be held via Zoom. Further details will be provided in the Notice of Annual Meeting of Unit Owners which is being mailed in early January.

The previously declared distribution of 74 cents per unit will be paid on November 30, 2022 to owners of record as of November 18, 2022. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases, along with other pertinent information, are available on the Trust's website: www.neort.com.